                     FIRST AMENDMENT TO PURCHASE AGREEMENT
                     =====================================

          This FIRST AMENDMENT TO PURCHASE AGREEMENT (this "AMENDMENT"), is dated January 30, 1997, by and between JONES COMMUNICATIONS OF MARYLAND, INC. ("BUYER"), and MARYLAND CABLE PARTNERS, L.P. ("SELLER").

                               R E C I T A L S:
                               ---------------

          A. Buyer and Seller are parties to that certain Asset Purchase Agreement dated July 30, 1996 (the "PURCHASE AGREEMENT"), which provides for the sale and transfer by Seller to Buyer of certain cable television systems (as more fully described in the schedules to the Purchase Agreement) serving areas of Prince George's County, Maryland (the ("COUNTY").

          B. The parties wish to amend the Purchase Agreement to set forth their understandings with respect to (i) the payment of certain costs being incurred in connection with the consummation of the transaction contemplated by the Purchase Agreement, and (ii) certain other matters as set forth herein.

                             A G R E E M E N T S:
                             -------------------

          In consideration of the above recitals and the covenants and agreements contained herein, the parties hereto agree as follows:

          1.  Capitalized Terms.  Any capitalized term not defined herein
              -----------------
shall have the meaning given to such term in the Purchase Agreement, as amended hereby.

          2.  Closing Date.  With reference to Sections 8.1 and 8.2 of the
              ------------
Purchase Agreement, Buyer and Seller confirm that the Closing is occurring on January 31, 1997, subject to the fulfillment by Buyer and Seller on such date of their respective obligations set forth in Section 7 of the Purchase Agreement.

          3.  Transfer Agreements.  In connection with obtaining the consent to
              -------------------
the transfer of the Franchises issued by the franchise authorities listed on
Schedule 1 hereto (the "COALITION FRANCHISING AUTHORITIES"), Buyer and Seller have agreed to a form of Transfer Agreement in which Buyer and/or Seller shall incur certain obligations or liabilities in connection with the transfer of the Franchises (the "TRANSFER AGREEMENTS").

              (a)  The Fund.  In accordance with Section 2.3 of the Transfer
                   --------
Agreements, the amount of $500,000 (the "FUND") will be deposited with the Executive Director of Prince George's County Cable Television Commission (the "EXECUTIVE DIRECTOR") as part of the Closing, which amount shall be held by the Executive Director on behalf of all of the Coalition Franchising Authorities in accordance with the terms of the Transfer Agreement. Buyer and Seller confirm their agreement to the arrangement implemented by Section 2.3 of the Transfer Agreements.

                   (1) To the extent that Buyer's Damages shall be payable from the Fund, the Threshold Amount set forth in Section 10.6(a) shall not apply with respect to any Buyer's Damages incurred by Buyer to cure any "Noncompliance Matters" (as defined in the Transfer Agreements) which it is required to cure as a result of any notices of default which it receives from the Executive Director. The Threshold Amount shall continue to apply to any indemnity claims made by Buyer against Seller which are not payable from the Fund.

                   (2) Buyer shall promptly provide to Seller a copy of any notices of default which Buyer receives from the Executive Director or from any of the Coalition Franchising Authorities, and Buyer and Seller shall coordinate a response to such notices in accordance with the procedures of Section 10 of the Purchase Agreement.

              (b)  Renewal Costs.  In accordance with Section 4.2 of the
                   -------------
Transfer Agreements, Buyer has agreed to be liable for up to $325,000 of costs and expenses with respect to the upcoming renewals of the current Franchises issued by the Coalition Franchising Authorities (including the franchise for the southern portion of the County). Buyer shall deduct from the Purchase Price the amount of $125,000, which is the sum of $75,000 in "Accrued Renewal Costs" (as defined in Section 4.2 of the Transfer Agreements) and $50,000 in additional renewal costs and expenses which Buyer and Seller anticipate that Buyer will have the obligation to pay under Section 4.2 of the Transfer Agreements in connection with the renewal of the Franchises issued by the Coalition Franchising Authorities (the "COALITION FRANCHISES"). If upon the renewal of all of the Coalition Franchises and the payment by Buyer of all renewal reimbursement amounts under Section 4.2 of the Transfer Agreements which Buyer shall be obligated to pay, such aggregate renewal reimbursement amounts shall be less than $325,000 (including the $75,000 in Accrued Renewal Costs), Buyer shall promptly reimburse Seller an amount equal to 50% of the amount by which $325,000 exceeds the amount of such renewal reimbursement amounts, up to a maximum reimbursement amount of $50,000.

          4.  Non-Coalition Noncompliance Matters.  Similar to the arrangement
              -----------------------------------
in Section 2.3 of the Transfer Agreements, Buyer and Seller are putting in place, with respect to the communities of Bladensburg, Cheverly, Riverdale and Takoma Park (the "NON-COALITION AUTHORITIES"), arrangements whereby $26,696 (in the aggregate) shall be held back by Buyer from the Purchase Price which shall be used for the remedy of any noncompliance matters which Buyer shall be required to cure as a result of any notices of default which it receives from the Non-Coalition Authorities. Buyer and Seller confirm that their agreements set forth in subsections 3(a)(1) and (b) shall also apply to Buyer's cure of any Franchise noncompliance matters which it is required to cure in accordance with the respective Franchise agreements with the Non-Coalition Authorities, as a result of any notices of default which it receives from the Non-Coalition Authorities, with the term "Fund" referring to the holdback amount.

          5.  Consents, Waivers and Special Understandings.
              --------------------------------------------

              (a)  Preliminary Settlement Statement (re (S)2.4(d)(1)).  The
                   --------------------------------------------------
preliminary settlement statement to be prepared by Seller pursuant to Section 2.4(d)(1) shall have been delivered to Buyer no later than 12:00 noon, MST, Monday, January 27, 1997.

              (b)  National Sales Revenues (re (S)2.4(e)).  Terri Holtz,
                   --------------------------------------
Seller's employee, is currently producing national and regional advertising sales revenue for both Buyer and Seller pursuant to any arrangement approved by Buyer and Seller. Buyer and Seller confirm that in accordance with that arrangement, Annualized Gross Revenues under Section 2.4(e) of the Purchase Agreement shall include national and regional advertising sales revenue for January 1997 in the amount of the greater of (i) Ms. Holtz's budgeted sales revenue of $44,672, or (ii) her actual net, national and regional advertising sales revenue for Seller for January 1997.

              (c)  Consent to Employee Promotions (re (S)5.1(a)(1)).  Buyer
                   ------------------------------------------------
confirms its consent to the merit increases, which were in excess of 5%, awarded by Seller to certain of its employees under its "wage-criteria program." Those employees were listed on an attachment to each of the letters dated October 8, 1996, and December 17, 1996, from John H. Pomeroy to Katherine A. LeVoy.

              (d)  Waiver of "WARN" Act Notice (re (S)6.12(b)).  Buyer confirms
                   -------------------------------------------
that fewer than twenty of Seller's employees will not be offered employment by Buyer at Closing. Buyer waives any obligation of Seller under Section 6.12(b) of the Purchase Agreement to provide notice to its employees under the Worker Adjustment and Retaining Notification Act, as amended, 29 U.S.C. (S)2101, et seq.
-- ---

              (e)  Performance of Financial Audit (re (S)6.14).  After the
                   -------------------------------------------
Closing Seller shall make its books and records available to KPMG Peat Marwick as necessary to prepare audited financial statements of the Systems for calendar year 1996. The results of such audit (i) may be used by Buyer as necessary to comply with the requirements of the Securities and Exchange Commission, and (ii) may be used by Seller for tax, financial and other related purposes. Seller shall pay $8,000 of the expense of the audit, and Buyer shall pay the remaining expense.

              (f)  Bulk Sales and Use Tax Returns (re (S)6.19).  Buyer agrees
                   -------------------------------------------
that Seller's inquiry with the Compliance Division of the Maryland Comptroller of the Treasury regarding the amount of sales and use taxes due with respect to the taxable personal property included in the Assets shall have occurred fewer than thirty (30) days prior to Closing.

              (g)  Post-Closing Use of Office by Seller's Controller.  Ms.
                   -------------------------------------------------
Linda Rubin, Seller's Controller, may continue to occupy and use her current office and office equipment located in Seller's office/headend building at 9609 Annapolis Road, Lanham, Maryland, for up to six months following the Closing. Such office shall be used by Ms. Rubin to perform her duties regarding the accounting of Seller's operations for financial and tax purposes. Such office use shall be rent-free.

              (h)  Asbestos Abatement.  On January 28, 1997, Contaminated Soil
                   ------------------
Consultants, Inc. performed asbestos testing at, among other sites, the real property owned by Seller at 4314 Farragut Street (the "FARRAGUT SITE"), which revealed the presence of asbestos in the upstairs bathroom floor and the basement floor tile at the Farragut Site (the "ASBESTOS"). Seller hereby agrees to reimburse Buyer for its out-of-pocket costs and expenses reasonably incurred by Buyer for the abatement of the Asbestos within 30 days after Seller's receipt from Buyer of an invoice or invoices detailing such expenses, up to a maximum reimbursement amount of $25,000. Seller agrees that the Threshold Amount set forth in Section 10.6(a) shall not apply to any claim by Buyer for Buyer's Damages incurred by Buyer if Seller shall not remit the foregoing reimbursement.

              (i)  Capital Expenditure Obligations (re (S)7.1(k)).  At Closing,
                   ----------------------------------------------
Seller shall deliver to Buyer an Officer's Certificate in a form agreed upon by counsel for Buyer and Seller in satisfaction of the closing requirement set forth in Section 7.1(k) of the Purchase Agreement, to which shall be attached
(i) the form of semi-annual progress report to be submitted to the Franchising Authorities on or prior to January 31, 1997, to summarize Seller's activity and progress in the completion of "upgrade projects" proposed for calendar year 1996 (the "1996 PROGRESS REPORT"), (ii) a detailed listing of capital expenditures incurred by Seller through December 31, 1996, in the completion of upgrade projects; (iii) the form of description, including estimated cost, of upgrade projects proposed for the month of January 1997, to be submitted to the Franchising Authorities on or prior to January 31, 1997 (the "1997 PROPOSAL"), and (iv) the form of Seller's final semi-annual progress report to be submitted to the Franchising Authorities in March 1997, to summarize Seller's activity and progress in the completion of the upgrade projects proposed for January 1997 (the "FINAL REPORT"). Seller shall deliver the 1996 Report and the 1997 Proposal to the Franchising Authorities no later than January 31, 1997. Pursuant to
Section 4 of the Transfer Agreements entered into in September 1994 by Seller, among others, with the Franchising Authorities, the Franchising Authorities have 50 days after submission of the 1997 Proposal to object to any Upgrade Projects (as defined therein). If any Franchising Authority makes such an objection, Seller shall be solely responsible for resolving the objection within 90 days after such an objection has been made. Seller shall deliver the Final Report to the Franchising Authorities no later than March 31, 1997, provided, however, that if any Franchising Authorities object to any Upgrade Projects, Seller shall deliver the Final Report to such Franchising Authorities no later than ten days after such objection is resolved. Such resolution shall not require the payment of any money or the fulfillment of any obligation on the part of Buyer without the prior written consent of Buyer, which may be given or withheld in Buyer's sole discretion.

              (j)  Queenstown Apartments.  Seller has received a letter dated
                   ---------------------
November 18, 1996 from Edgewood Management Corporation ("EDGEWOOD") terminating that certain Multiple Dwelling Unit Cable Television Access Agreement dated August 18, 1989 (the "QUEENSTOWN AGREEMENT"), between Queenstown Apartments Limited Partnership ("QUEENSTOWN") and Maryland Cable Corp. covering the Queenstown Apartments, with such termination to be effective as of March 31, 1997. Seller is seeking a five-year extension of the Queenstown Agreement (the "EXTENSION") from Edgewood, but has not yet received the

Extension. As a result, any customer who resides in the Queenstown Apartments will be deemed at Closing to be a customer who has given Seller notice of termination. Buyer agrees to cooperate with Seller in obtaining the Extension and to notify Seller of any contacts by Buyer with Edgewood or Queenstown, but Buyer will not be required to make any payment to Edgewood or Queenstown to obtain the Extension or to accept any material adverse change in the Queenstown Agreement as a condition to obtaining the Extension. If an Extension is delivered to Buyer within sixty (60) days after the Closing Date, any customer who resided in the Queenstown Apartments at Closing will be counted for purposes of the Post-Closing Adjustment as a Basic Customer, if such customer otherwise met at Closing the criteria set forth in the definition of Basic Customers in the Purchase Agreement.

              (k)  Current Rate Proceedings (re (S)6.15).   Section 6.15 of the
                   -------------------------------------
Purchase Agreement is hereby amended to add the following three sentences at the end thereof:

          Without Buyer's prior consent, Seller shall not settle any such proceeding which would require Buyer to lower the rates it is then charging to customers. If in any such proceeding (i) an order or decision is adopted based upon rates charged prior to the Closing which would require Buyer to lower the rates it is then charging to customers (an "ADVERSE DECISION") and (ii) Seller shall have standing to appeal such Adverse Decision and Buyer shall not have standing, Seller shall appeal such order or decision unless (a) Buyer shall give its consent that such appeal shall not be filed, which consent shall not be unreasonably withheld, or (b) Seller's counsel shall determine in good faith that such appeal shall not present an issue of law or fact that is a fair ground for litigation or that the appeal would be interposed for an improper purpose. If Buyer shall have standing to appeal and does appeal any such Adverse Decision, the reasonable legal fees and expenses incurred by Buyer in connection with such appeal shall comprise Buyer's Damages, subject to the terms of Section 10.4(c) of this Agreement, and the Threshold Amount set forth in
          Section 10.6(a) shall not apply to any claim by Buyer for Buyer's Damages to recover such legal fees and expenses.

          6.  Miscellaneous. Except as expressly provided in this Amendment,
              -------------
all of the terms and conditions of the Purchase Agreement shall remain unchanged and in full force and effect. This Amendment and the provisions hereof shall be binding on the successors and assigns of the parties hereto. This Amendment may be executed in counterpart, and both so executed shall constitute one agreement, binding on the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

BUYER:                                 SELLER:
-----                                  ------

JONES COMMUNICATIONS OF                MARYLAND CABLE PARTNERS, L.P.
  MARYLAND, INC.
                                       By:  Maryland Cable General Partner,
                                            Inc., its general partner


By: /s/ Elizabeth Steele                    By: /s/ Thomas P. McMillin
   ---------------------                       ------------------------
Name: Elizabeth Steele                      Name: Thomas P. McMillin
     -------------------                         ----------------------
Title: VP                                   Title: Vice President
      ------------------                          ---------------------

                                  Schedule 1
                                  ----------

                         List of Coalition Communities
                         =============================


               Prince George's County             Greenbelt

               Berwyn Heights                     Hyattsville

               Bowie                              Landover Hills

               Brentwood                          Laurel

               College Park                       Mount Rainier

               Colmar Manor                       New Carrollton

               Cottage City                       North Brentwood

               Edmonston                          University Park

               Glenarden